UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 8, 2004 (December 2, 2004)
Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Charter, State of Incorporation, Address of Principal Executive Office and Telephone Number	IRS Employer Identification Number
1-5540	PEOPLES ENERGY CORPORATION	36-264766

(Illinois Corporations)

130 East Randolph Drive, 24th Floor
Chicago, Illinois 60601-6207
Telephone (312) 240-4000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 2, 2004, the Compensation Committee of the Board of Directors of Peoples Energy Corporation (the "Company") approved Short-Term Incentive Plan Administrative Guidelines for fiscal 2005 (the "2005 STIC Guidelines") under the Company's 2004 Incentive Compensation Plan (the "Plan") previously approved by shareholders. A copy of the Plan has been filed with the Securities and Exchange Commission as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ending March 31, 2004.

The 2005 STIC Guidelines designate twenty-three officers of the Company or its subsidiaries as participants for annual incentive compensation under the Plan. The Company's Chief Executive Officer, Thomas M. Patrick, and the four most highly compensated current executive officers of the Company to be named in the Company's proxy statement to be filed on or about January 7, 2005 in connection with its annual meeting of shareholders are included among those officers who received annual incentive award opportunities. These additional named executive officers are Mr. William E. Morrow, Executive Vice President, Mr. Thomas A. Nardi, Senior Vice President and Chief Financial Officer, Ms. Desiree G. Rogers, President, The Peoples Gas Light and Coke Company and North Shore Gas Company, and Mr. Steven W. Nance, President, Peoples Energy Production Company.

The positions of the eligible participants are grouped into three incentive award categories. The target award opportunity and the maximum award opportunity for fiscal 2005, each expressed as a percentage of the participant's base salary, are provided for each incentive award category. The target award opportunity and maximum award opportunity for the Chief Executive Officer are 75% and 150% of annual base salary respectively, and for the other four most highly compensated current executive officers are 50% and 100% of annual base salary, respectively.

The performance measures approved by the Compensation Committee for the Chief Executive Officer are subject to the ratification by a majority of the non-employee and independent directors of the Board, which occurred December 3, 2004. Incentive awards under the Short-Term Incentive Compensation Plan will be paid for fiscal 2005 only if the Company's net income equals or exceeds the dividend and the Company does not omit or reduce its common stock dividend during the year.

The performance measures are detailed in an appendix to the 2005 STIC Guidelines. For fiscal year 2005, awards will be based on the following performance measures: Mr. Thomas M. Patrick: earnings per share (50%), return on equity (25%) and energy businesses operating income (25%); Mr. William E. Morrow: earnings per share (50%), return on equity (25%), and midwest energy operating income (25%); Mr. Thomas A. Nardi: earnings per share (50%), return on equity (25%), and energy businesses operating income (25%); Ms. Desiree G. Rogers: earnings per share (25%), gas distribution O&M costs (25%), gas distribution operating income (25%), and gas distribution operations (25%); Mr. Steven W. Nance: earnings per share (25%), oil and gas production operating income (35%), oil and gas production return on capital investments (20%), and oil and gas production operations (20%). The award for each of the measures will be determined by comparing the Company's performance to the respective internally established goal for each measure.

Under the terms of the Plan, awards will be calculated at the end of fiscal year 2005, and the final award payments will be paid within eighty-five calendar days after the end of the fiscal year. The incentive award for a participant is computed as the sum of the awards earned based on corporate and/or business unit performance measures. The final award will be based on this computed award, adjusted up or down to reflect the participant's individual performance, such adjustment to be made at the sole discretion of the Compensation Committee for all participants other than the Chief Executive Officer. The final award for the Chief Executive Officer may be reduced from the computed award to reflect performance at the sole discretion of the Compensation Committee subject to ratification by a majority of the non-employee and independent directors of the Board. The final award for the Chief Executive Officer may not be increased from the computed award. It is intended that the final award for the Chief Executive Officer under the 2005 STIC Guidelines constitute "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code. Accordingly, the 2005 STIC Guidelines shall be interpreted and administered in accordance with such intention.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

December 8, 2004	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President and Chief Financial Officer